For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.

Investor Relations Gillian Racine (914) 785-4742 gracine@emisphere.com	Media Dan Budwick BMC Communications (212) 477-9007 ext.14

US Federal District Court in Indianapolis Rules in Emisphere’s Favor That Eli Lilly & Company
Breached Its License Agreement with Emisphere for Oral PTH

Emisphere Considering Claims for Damages Based on Lilly’s Lack of Good Faith Decision Allows
Emisphere to License Oral PTH to Novartis

TARRYTOWN, N.Y. – January 9, 2006 – Emisphere Technologies, Inc. (NASDAQ:EMIS) today announced that US Federal District Court Judge David F. Hamilton of the Southern District of Indiana, has determined that Eli Lilly & Co. (NYSE:LLY), (“Lilly”) has breached its contractual obligations and that the Lilly license and collaboration agreements with Emisphere for oral PTH were properly terminated as of August 23, 2004.

The decision allows Emisphere to now license the technology to Novartis (NYSE: NVS). Emisphere had entered into a contingent license option agreement with Novartis that will allow Novartis to use Emisphere’s eligen® technology with PTH as a treatment for osteoporosis in the event that the court permitted Emisphere to terminate the Lilly license. In addition, Emisphere will work with its attorneys to pursue all remedies against Lilly, including monetary damages, for Lilly’s actions which Emisphere believes have caused direct and consequential damages.

“We are gratified that the Court has ruled that Lilly indeed breached its agreements with us and that those agreements are now terminated. This is especially gratifying since Lilly purposely violated the contract’s dispute resolution provisions and sought an advantage by initiating a law suit in its “hometown”, designed to intimidate Emisphere into settling the matter,” commented Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere Technologies. “The fact that Lilly fought so hard to keep secret its wide spread efforts to misappropriate Emisphere’s technology; risked the loss of the oral PTH program, in which they believed so strongly that they committed tens of millions of dollars towards its development; and resorted to litigation to prevent termination of the agreements, highlights the importance and value of Emisphere’s oral drug delivery technology. This favorable decision ensures that our partners’ use of Emisphere confidential information regarding our eligen® technology, must be limited solely towards the development of oral formulations for the licensed programs. Any misuse will not be tolerated. The terminated agreements entitle us to reimbursement of attorney’s fees and we will consult with counsel to determine how to move forward and seek damages against Lilly with respect to Lilly’s broad based misuse of Emisphere’s technology.”

The litigation addressed whether Emisphere was entitled to terminate its license and collaboration agreements with Lilly in August 2004. Emisphere contended that it had three independent reasons to terminate its relationship with Lilly: (1) Lilly’s admitted use of Emisphere’s patented technology and confidential know-how outside of the licensed field of PTH (including use of Emisphere’s technology with insulins, human growth hormone, interferon follicle stimulating hormone and other compounds addressing obesity, atherosclerosis and inflammation); (2) Lilly’s refusal to assign to Emisphere a patent application filed by Lilly for GLP 1, which related to the use of Emisphere’s technology outside of the PTH field and arose out of the collaboration between the companies; and (3) Lilly’s disclosure to Lilly personnel not involved in the PTH collaboration of confidential information provided by Emisphere and/or developed by the collaboration that related to the use of Emisphere’s technology. Judge Hamilton agreed with all three contentions, finding that “Lilly did not act in good faith and did not deal fairly with Emisphere. The breach of trust went to the root of the parties’ agreement, and it is serious enough to support termination of the contracts.”

During the trial Emisphere became aware for the first time that in January 2001, Lilly formed a “new and secret Oral Protein Delivery Team.” This OPD Team used information supplied by Emisphere in the oral PTH collaboration for many other compounds of interest to Lilly. In his decision, Judge Hamilton commented, among other things, that “Lilly managers were very much aware of potential problems with Emisphere resulting from this secret and supposedly independent research project.... The effort to develop a sanitized paper trail ...did not accurately reflect the reality of what had occurred..... The explanation for the OPD team’s work does not stand up to scrutiny... In fact, the explanation has weakened Lilly’s credibility in this case overall.” Judge Hamilton’s full decision may be accessed at http://www.insd.uscourts.gov.

Emisphere’s two primary goals in the litigation have been achieved: First, the decision insures Emisphere’s continued ability to license the eligen® technology on an exclusive product by product basis, and second, Emisphere has retrieved the PTH program from Lilly, where it was not being diligently developed, and now may license the program to Novartis, a partner of choice. Lilly’s lack of good faith has damaged Emisphere in both a direct and consequential manner. Emisphere will work with its attorneys to pursue all remedies including monetary damages for these actions.

Dr. Goldberg further commented: “We believe this decision serves as a benchmark by which all future collaboration agreements between small biotechnology and large pharmaceutical companies will be measured. Drug development is a difficult and challenging process and small technology companies must be able to trust that their proprietary information will be protected under the terms of their agreements. It is very important that biotechnology companies have confidence that large companies will live up to their contractual obligations and agreements in order for products to be developed most efficiently.”

About Oral Parathyroid Hormone

Parathyroid hormone (PTH) is produced by the parathyroid glands that regulate the amount of calcium and phosphorus in the body. Recombinant PTH, currently approved for the treatment of osteoporosis, is available only by injection. Sales of injectable PTH, trade name Forteo™, by Lilly were $102.6 million for the quarter ended September 30, 2005, as compared to $58.1 million for the same quarter in 2004, representing a 77 % increase over comparable prior year sales and constituting one of Lilly’s fastest growing products.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

# # #